Exhibit 23.1

We hereby consent to the inclusion of our report in this Form S-1/A of Destiny Corporate Enterprises, Inc. for the years ended December 31, 2011 of our report dated March 28, 2012 included in its Registration Statement on Form S-1/A dated May 7, 2012 relating to the financial statements for the years ended December 31, 2011.

/s/ Sam Kan & Company
Firm’s Signature

Alameda, CA
City, State

May 7, 2012
Date